Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 13, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of the Phoenix Multi-Sector Fixed Income Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 21, 1997